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                                                                 EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------


Hiram, Georgia. February 15, 2000. The board of directors of Community Trust Financial Services Corporation is pleased to announce that a quarterly dividend of 4 cents per share has been declared to be paid on April 7, 2000, to shareholders of record as of March 10, 2000.

Due to the company's two-for-one stock split that occurred in January 2000, a quarterly dividend of 4 cents per share represents a 28% increase from the annual dividend of 25 cents per share paid in 1999. President and CEO Ronnie L. Austin states, "The board has determined that quarterly dividends are in the best interest of our shareholders since we plan to implement a Dividend Re-Investment Plan very soon. This Plan will provide shareholders with a convenient and economical method of investing their cash dividends and optional cash contributions in additional shares of common stock."

"I am proud to see this substantial increase in the dividend to our shareholders. The directorate of the company would like to express their appreciation to the shareholders and customers for their support in making 1999 such a successful year for Community Trust Financial Services Corporation," added Mr. Austin.

Community Trust Financial Services is the parent company of Community Trust Bank, Metroplex Appraisals, Inc., Community Loan Company, and owns 49% interest in Cash Transactions L. L. C. As a publicly held company, Community Trust is a registrant with the Securities and Exchange Commission. The company's common stock is traded via the over-the-counter bulletin board with the symbol CTFV.